EXHIBIT 99.1

Xenith Bankshares, Inc. Announces Results for Third Quarter and

Nine Months Ended September 30, 2011

RICHMOND, VA, November 8, 2011 – Xenith Bankshares, Inc. (NASDAQ:XBKS), parent company of Xenith Bank, today announced results for the third quarter and nine months ended September 30, 2011. The Company reported net income of $6.8 million for the third quarter of 2011, or $0.65 per share, compared to a net loss of $2.0 million, or ($0.33) per share, for the third quarter of 2010. For the nine months ended September 30, 2011, the Company reported net income of $4.2 million, or $0.48 per share, compared to a net loss of $5.0 million, or ($0.85) per share, for the prior year period. Net income for the quarter and the year-to-date periods include a pre-tax bargain purchase gain of $8.7 million resulting from a third-quarter acquisition.

Highlights

•	Net interest income for the nine months ended September 30, 2011, of $10.5 million, a 190% increase compared to the first nine months of 2010

•	Net loan growth of $142 million, or 94% increase over the year ended 2010

•	Closed two acquisitions which added approximately $109 million in performing loans and $154 million in deposits

•	Total assets grew by $181.4 million during the quarter or 63% increase over the prior quarter

•	The Company received $8.4 million in new capital from the U.S. Treasury Department’s Small Business Lending Fund

•	Asset quality remained very strong with year-to-date net charge-offs as a percentage of total average loans of 0.64%.

“Xenith made decisive and measurable progress advancing our strategic growth initiatives during the first three quarters of 2011,” said T. Gaylon Layfield, III, President and Chief Executive Officer. “We completed two acquisitions that enabled us to strengthen our market position, add to our already strong capital position, continue to build and expand our staff capabilities, and continue to improve our financial performance. Our strong capital position, solid asset quality, and experienced team position Xenith to respond quickly and effectively to appropriate growth opportunities available within our target markets. Our primary focus for the remainder of 2011 and for 2012 will be organic growth within our target markets in order to build the scale necessary to attain consistent profitability.”

Interest income grew by 94% in the third quarter of 2011, to $5.6 million, reflecting a $175.2 million increase in average interest-earning assets compared to the prior year quarter. Interest expense for the third quarter of 2011 increased by $0.2 million, or 39%, compared to the third quarter of 2010, reflecting a $133.1 million increase in average interest-bearing deposit balances, partially offset by a 27 basis point decline in the average rate paid on these deposits. Net interest income was $4.8 million for the third quarter of 2011, an increase of $2.5 million, or 108%, compared to the prior year quarter. Interest income grew by 63% for the first nine months of 2011 to $12.3 million compared to $7.5 million in the prior year period. Interest expense for the first nine months of 2011 increased by $0.2 million, or 12%, compared to the prior year period. Net interest income for the first nine months of 2011 was $10.5 million, an increase of $6.8 million, or 190%, compared to the prior year period.

Net interest margin for third quarter 2011 was 5.01%, up 59 basis points compared to 4.42% for third quarter 2010. The increase in net interest margin reflects the Company’s disciplined asset and liability pricing efforts as well as accretion of loan purchase discounts. Net interest margin for the first nine months of 2011 was 4.76%, 62 basis points higher than the prior year period, again reflecting disciplined asset and liability pricing as well as accretion of loan purchase discounts.

Third quarter 2011 non-interest expense was $4.9 million, an increase of $1.6 million compared to the prior year quarter. The increase was primarily a result of the Company’s acquisition of the Richmond branch of Paragon Commercial Bank and the subsequent hiring of the Paragon branch employees. In addition, the Company hired a number of personnel and incurred costs associated with problem assets that resulted from the Virginia Business Bank transaction. Non-interest expense for the first nine months of 2011 was $11.8 million, an increase of $1.8 million compared to the prior year period. The increase was primarily related to the increased compensation and benefits expense and transaction and related costs discussed above.

Acquisition Activity

Xenith completed two transactions during the third quarter of 2011. The Company acquired the Richmond branch of Paragon Commercial Bank, and acquired substantially all of the assets and liabilities of Virginia Business Bank in an agreement with the Federal Deposit Insurance Corporation (FDIC). The Paragon acquisition added approximately $56.5 million of performing loans, and Xenith assumed approximately $76.6 million of deposits. The Virginia Business Bank transaction added approximately $56.9 million in loans, and Xenith assumed approximately $77.5 million in deposits. The Virginia Business Bank acquisition resulted in a pre-tax bargain purchase gain of $8.7 million.

New Capital

During the third quarter of 2011, the Company received a capital investment of $8.4 million from the United States Department of the Treasury, through the Small Business Lending Fund (SBLF), in return for a newly-authorized class of preferred stock. The SBLF is a $30 billion voluntary program established under the Small Business Jobs Act of 2010, which was created to encourage lending to small businesses by providing additional capital to qualified banks at favorable dividend rates. The Company’s initial dividend rate is 1%.

Profile

Xenith Bankshares, Inc. is the holding company for Xenith Bank. Xenith Bank is a full-service, locally-managed commercial bank, specifically targeting the banking needs of middle market and small businesses, local real estate developers and investors, private banking clients, and select retail banking clients. As of September 30, 2011, the Company had total assets of $470.0 million and total deposits of $362.3 million. Xenith Bank’s target markets are the Washington, DC-MD-VA-WV, Richmond-Petersburg, VA, and the Norfolk-Virginia Beach-Newport News, VA-NC metropolitan statistical areas. The Company is headquartered in Richmond, Virginia and currently has five branch locations in Tysons Corner, Richmond and Suffolk, Virginia. Xenith Bankshares common stock trades on The NASDAQ Capital Market under the symbol “XBKS.”

For more information about Xenith Bankshares and Xenith Bank, visit our website: https://www.xenithbank.com/.

All statements other than statements of historical facts contained in this press release are forward-looking statements. Forward-looking statements made in this press release reflect beliefs, assumptions and expectations of future events or results, taking into account the information currently available to Xenith Bankshares, Inc. These beliefs, assumptions and expectations may change as a result of many possible events, circumstances or factors, not all of which are currently known to Xenith Bankshares. If a change occurs, Xenith Bankshares’ business, financial condition, liquidity, results of operations and prospects may vary materially from those expressed in, or implied by, the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include the risks discussed in Xenith Bankshares’ public filings with the Securities and Exchange Commission, including those outlined in Part I, Item 1A, “Risk Factors” of Xenith Bankshares’ Annual Report on Form 10-K for the year ended December 31, 2010. Except as required by applicable law or regulations, Xenith Bankshares does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statement.

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Contact:

Thomas W. Osgood

Executive Vice President, Chief Financial Officer,

Chief Administrative Officer and Treasurer

(804) 433-2209

tosgood@xenithbank.com

-Selected Financial Tables Follow-

SELECTED FINANCIAL INFORMATION

FINANCIAL CONDITION DATA

(unaudited)	September 30,	December 31,
($ in thousands)	2011	2010
Total assets	$469,955	$251,201
Total cash and cash equivalents	83,967	12,201
Securities available-for-sale, at fair value	60,861	58,890
Loans, net of allowance for loan and lease losses, 2011-$3,421; 2010-$1,766	293,307	151,380
Deposits	362,278	175,139
Federal funds purchased and borrowed funds	20,000	25,000
Total shareholders’ equity	80,408	48,789

STATEMENTS OF OPERATIONS DATA

	Three Months Ended		Nine Months Ended
(unaudited)	September 30,	September 30,	September 30,	September 30,
($ in thousands, except per share data)	2011	2010	2011	2010
Total interest income (1)	$5,644	$2,909	$12,256	$7,542
Total interest expense (2)	812	583	1,797	1,604
Net interest income	4,832	2,326	10,459	3,611
Provision for loan and lease losses	1,620	740	3,100	1,250
Net interest income after provision for loan and lease losses	3,212	1,586	7,359	4,688
Total non-interest income	8,581	102	8,775	361
Total non-interest expense	4,947	3,344	11,845	10,040
Income (loss) before income tax	6,846	(1,656)	4,289	(4,993)
Income tax expense (benefit)	58	294	58	—
Net Income (loss)	6,789	(1,951)	4,232	4,993
Per share (basic and diluted)	$0.65	$(0.33)	$0 .48	$(0.85)

(1)	Includes accretion of loan discount of $1,240 and $507, respectively, for the three-month periods ended September 30, 2011 and 2010. Includes accretion of loan discount of $2,076 and $996, respectively, for the nine-month periods ended September 30, 2011 and 2010.
(2)	Includes amortization of yield of $270 for the three-month periods ended September 30, 2011 and 2010, and $810 for the nine-month periods ended September 30, 2011 and 2010.

SELECTED FINANCIAL RATIOS

Performance Ratios

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(unaudited)	2011	2010	2011	2010
Net interest margin (1)	5.01%	4.41%	4.76%	4.14%

(1)	Net interest margin is the percentage of net interest income to average interest-earning assets.

ASSET QUALITY RATIOS

	September 30,	September 30,
(unaudited)	2011	2010
Non-performing assets as a percent of total loans	2.35%	3.38%
Non-performing assets as a percent of total assets	1.48%	1.89%
Net charge-offs as a percentage of average loans	0.64%	0.02%
Allowance for loan and lease losses as a percentage of total loans (1)	1.15%	1.15%
Allowance for loan and lease losses to non-accrual loans (1)	61.14%	28.74%

(1)	Excludes loan discounts of $16.4 million as of September 30, 2011 and $6.6 million as of September 30, 2010.

CAPITAL RATIOS

	September 30,	September 30,
(unaudited)	2011	2010
Tier 1 leverage ratio	15.77%	15.77%
Tier 1 risk-based capital ratio	19.27%	23.62%
Total risk-based capital ratio	20.33%	24.45%